Exhibit 99.1

B of I Holding, Inc. Announces First Quarter Earnings

Deposit Growth Drives Total Assets Above $1 Billion

SAN DIEGO, CA – (Marketwire - November 7, 2007)—B of I Holding, Inc. (NASDAQ: BOFI), parent of Bank of Internet USA (“Bank”), announced today its financial results for its first quarter ended September 30, 2007. Net income was $747,000, or $0.08 per diluted share, about the same as net income of $746,000, or $0.08 per diluted share, earned for the quarter ended September 30, 2006.

First Quarter Highlights:

•	Total assets of $1.025 billion, up 33.7% from last year

•	Total deposits of $601.1 million, up 38.7% from last year

•	Net interest income increased 21.6 % from last year

•	Asset quality remains strong with low levels of nonperforming loans and write-offs

•	Tangible book value of $8.50 per share, up $0.31 per share from last quarter

Bank President, Gary Lewis Evans commented on this quarter saying, “I am most proud of two accomplishments this quarter. First, our mortgage loan quality has remained consistently strong during a period in which many financial institutions disclosed higher loan losses and increased concerns about higher levels of mortgage loan defaults. Second, we pushed past the billion dollar asset mark, an important milestone, and we did it by increasing our retail deposits during a period in which deposit competition was particularly strong .”

“I am also very proud of our employees and their families for their courage and commitment to our Bank during the San Diego area wildfires. More than 50% of our employees were requested to evacuate their homes, yet our employees managed to keep the Bank’s systems up and to keep processing transactions during the entire period of the wildfires,” added Mr. Evans.

Highlighting a couple of items that impacted BofI operating results this quarter, Mr. Evans commented. “Our net interest margin decreased this quarter compared to last quarter primarily due to unusually high prepayments of multifamily loans purchased at a premium in 2004 and 2005. The premium write-off reduced our loan yield and decreased our net interest margin by approximately 9 basis points. Also, salaries expense for this quarter included $166,000 of recruiting and service fees, the majority of which related to the recruitment of our new CEO.”

Earnings Summary

For the first quarter ending September 30, 2007, net income was $747,000, about equal to the quarter ended September 30, 2006. Net interest income increased $526,000, or 21.6% in the first quarter of fiscal 2008 compared to the first quarter of last year primarily due to growth in U.S. agency mortgage-backed securities. Increased interest income from the growth of mortgage-backed securities portfolio was partially offset by a decline in the net interest margin for the quarter, which was 1.24% compared to 1.31% for the quarter ended September 30, 2006. The decline in the net interest margin was due primarily to deposit and borrowing interest rates which grew faster than the yield on mortgage loans and investments. The unusually high prepayments of multifamily loans purchased increased premium write-off, reduced our loan yield and decreased our net interest margin by approximately 9 basis points for the quarter ended September 30, 2007. The provision for loan loss was $5,000 for the first quarter of fiscal 2008 compared to a benefit of $25,000 in the first quarter last year. The provision for the 2007 quarter was the result of small net growth in our loan portfolio and the shifting of our loan mix out of multifamily loans and into home equity and RV loans. Non-interest income for the quarter ended September 30, 2007 increased $81,000 compared to the quarter ended September 30, 2006 primarily due to higher prepayment penalty fee income and consumer loan fees. Non-interest expense, or operating expense increased 36.2% this quarter compared to the same quarter last year. Salaries expense for this quarter included $166,000 of recruiting and service fees, the majority of which related to the recruitment of our new CEO, accounting for 29.0% of the increase in operating costs. Advertising increases associated with our home equity loan originations increased $150,000, representing 26.2% of the total increase in operating expenses. The balance of the increase in operating expense related to data processing, regulatory fees and other operating costs.

Balance Sheet Summary

Total assets increased $77.5 million, or 8.2%, to $1.025 billion, as of September 30, 2007, up from $947.2 million at June 30, 2007 and up from $766.2 million at September 30, 2006. The increase in total assets this quarter was the result of purchases of adjustable rate mortgage-backed securities. The asset growth since June 30, 2007 was funded by a net increase in deposits totaling $53.2 million and an increase in repurchase borrowings of $20.0 million. During the first quarter ended September 30, 2007, stockholders’ equity increased $2.5 million primarily due to earnings of $747,000 and unrealized gain of $1.8 million from marking-to-market our available for sale U.S. agency mortgage-backed securities.

“I would like to welcome our newest executive, Greg Garrabrants, to the B of I family,” remarked Jerry Englert, Chairman of the Board of B of I. Greg comes to us from Indymac Bank where he lead the business development group responsible for mergers and acquisitions, joint ventures, and strategic alliances. He previously worked as a management consultant at McKinsey and Company and as an investment banker at Goldman Sachs. We believe the Bank is well positioned for a variety of opportunities to increase our earnings and improve shareholder value. I look forward to working with Greg as he assumes the CEO role. “

Conference Call

B of I Holding, Inc. will host a conference call at 2:00 p.m. PT (5:00 p.m. ET) on Wednesday, November 7, 2007 to discuss financial results for the first quarter ended September 30, 2007. To participate in the conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: (866) 542-4236. International callers should dial (416) 641-6125. When prompted by the operator, mention Conference ID 3239070. The conference call will be webcast live and may be accessed at B of I’s website, http://www.bofiholding.com. For those unable to participate during the live broadcast, a replay will be available shortly after the call on B of I’s website for 90 days.

About B of I Holding, Inc. and Bank of Internet USA

BofI Holding, Inc. is the holding company of Bank of Internet USA and trades on NASDAQ under the symbol BOFI.

Bank of Internet USA is a consumer focused, FDIC insured, nationwide savings bank operating primarily over the Internet. It offers a variety of consumer banking services, focusing primarily on gathering retail deposits over the Internet and originating home equity loans, auto loans and RV loans, as well as originating and purchasing multifamily and single-family mortgage loans. Bank of Internet USA offers products through its websites at www.BofI.com, www.ApartmentBank.com, and www.RVBank.com. Retail deposit products include certificates of deposit, online checking accounts with check images, bill payment, high interest savings accounts, ATM or Visa Check Cards, money market savings accounts, and ATM fee reimbursement anywhere in the world.

Forward-looking Statements

Certain statements contained herein are not based on historical facts and are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, the economic effect of international markets and international events such as terrorism, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, risks associated with the conduct of the Company’s business over the internet, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect its financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically disclaims any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

All information in this release is as of November 7, 2007. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

Contacts:

Gary Lewis Evans	Gregory Garrabrants

Bank President & COO	CEO

858-350-6213	858-350-6203

gary@bofi.com	greg.garrabrants@bofi.com

BofI HOLDING, INC.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

(Dollars in thousands, except per share data)

	September 30, 2007	June 30, 2007	September 30, 2006
Selected Balance Sheet Data:
Total assets	$1,024,713	$947,163	$766,223
Loans - net of allowance for loan losses	508,438	507,906	535,319
Allowance for loan losses	1,430	1,450	1,450
Mortgage-backed securities available for sale	378,382	296,068	162,151
Investment securities held to maturity	72,619	61,902	17,303
Total deposits	601,079	547,949	443,394
Securities sold under agreements to repurchase	110,000	90,000	—
Advances from the FHLB	227,412	227,292	243,206
Junior subordinated debentures	5,155	5,155	5,155
Total stockholders’ equity	75,333	72,750	70,849

	At or For the Three Months Ended September 30,
	2007	2006
Selected Income Statement Data:
Interest and dividend income	13,622	9,972
Interest expense	10,660	7,536

Net interest income	2,962	2,436
Provision for loan losses	5	(25)

Net interest income after provision for loan losses	2,957	2,461
Non-interest income	448	367
Non-interest expense	2,150	1,578

Income before income tax expense	1,255	1,250
Income tax expense	508	504

Net income	$747	$746

Net income attributable to common stock	670	668
Per Share Data:
Net income:
Basic	0.08	0.08
Diluted	0.08	0.08
Book value per common share	8.50	7.93
Tangible book value per common share	8.50	7.93
Weighted average number of common shares outstanding:
Basic	8,248,158	8,347,608
Diluted	8,374,558	8,471,542
Common shares outstanding at end of period	8,267,590	8,308,825
Common shares issued at end of period	8,587,090	8,577,825

BofI HOLDING, INC.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

(Dollars in thousands, except per share data)

	At or For the Three Months Ended September 30,
	2007	2006
Performance Ratios and Other Data:
Loan originations	$35,302	$2,811
Loan originations for sale	516	1,597
Loan purchases	929	24,397
Return on average assets	0.31%	0.40%
Return on average common stockholders’ equity	3.92%	4.08%
Interest rate spread(1)	0.93%	0.93%
Net interest margin(2)	1.24%	1.31%
Efficiency ratio(3)	63.0%	56.3%
Capital Ratios:
Equity to assets at end of period	7.35%	9.25%
Tier 1 leverage (core) capital to adjusted tangible assets(4)	7.50%	8.98%
Tier 1 risk-based capital ratio(4)	14.78%	16.61%
Total risk-based capital ratio(4)	15.05%	16.96%
Tangible capital to tangible assets (4)	7.50%	8.98%
Asset Quality Ratios:
Net charge-offs to average loans outstanding(5)	—	—
Nonperforming loans to total loans ($) (5)	0.03%	—
Allowance for loan losses to total loans at end of period	0.28%	0.27%
Allowance for loan losses to nonperforming loans(5)	10.7 X	—

(1)	Interest rate spread represents the difference between the annualized weighted average yield on interest-earning assets and the weighted average rate paid on interest-bearing liabilities.

(2)	Net interest margin represents annualized net interest income as a percentage of average interest-earning assets.

(3)	Efficiency ratio represents non-interest expense as a percentage of the aggregate of net interest income and non-interest income.

(4)	Reflects regulatory capital ratios of Bank of Internet USA only.

(5)	Net charge-offs total $25,000 for the quarter ended September 30, 2007, less than 0.01%. There were no charge-offs in any quarters prior to September 30, 2007.